EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT


                                             Jurisdiction of          % of Voting
                                              incorporation        Securities Held at
       NAME OF CORPORATION                   or organization      December 31, 2004(a)
       -------------------                  ----------------      --------------------


  Kronos Canada, Inc.                            Canada                   100
  Kronos International, Inc.                     Delaware                 100
    Kronos Titan GmbH                            Germany                  100
      Unterstutzungskasse Kronos Titan-GmbH      Germany                  100
    Kronos Chemie-GmbH                           Germany                  100
    Kronos World Services S.A./N.V.              Belgium                  100
    Societe Industrielle du Titane, S.A.         France                    99
    Kronos Limited                               United Kingdom           100
    Kronos Denmark ApS                           Denmark                  100
      Kronos Europe S.A./N.V.                    Belgium                  100
        Kronos B.V.                              Holland                  100
    Kronos Norge A/S                             Norway                   100
      Kronos Titan A/S                           Norway                   100
      Titania A/S                                Norway                   100
        The Jossingfjord Manufacturing
          Company A/S                            Norway                   100
    Kronos Invest A/S                            Norway                   100
  Kronos Louisiana, Inc.                         Delaware                 100
    Kronos (US) Inc.                             Delaware                 100
    Louisiana Pigment Company, L.P.              Delaware                  50

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(a)   Held by the Registrant or the indicated subsidiary of the Registrant